Exhibit 10.1

Contract manufacturing agreement

Between

Foxsemicon Integrated Technology, Inc.

And

Nano-X Imaging Ltd.

May 26, 2020

This Contract Manufacturing Agreement (“Agreement”) is entered into this 26 day of May, 2020 (“Effective Date”) between Nano-X Image Ltd. (“NANOX”) having its place of business at Communication Center Neve Ilan, 90850 Israel, and FoxSemicon Integrated Technology, Inc. (“FITI”), having its place of business at 16, Ke-Jung Rd., Hsinchu Science Park, Chunan, Miaoli, Taiwan 350.

WHEREAS FITI is engaged in providing contract manufacturing and related services;

AND

WHEREAS NANOX desires to manufacture certain products identified on Appendix A hereto and made a part hereof (the “Products”) to the specifications provided by NANOX and under the terms and conditions described below.

IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires;

1.1.
“Affiliate” means a company directly or indirectly controlled by, controlling, or under common control with a Party, where “control” means direct or indirect possession of a majority of the voting stock or other voting ownership interests in the company. For the avoidance of doubt, each Affiliate is listed in Appendix D.

1.2.
“Agreement” will mean this Contract Manufacturing Agreement and all written amendments mutually agreed to in writing by both parties including all Exhibits, Schedules, Statements of Work or Purchase Orders that hereafter will be executed and delivered by the Parties.

1.3.
“Assembly Charges” means the charges detailed in this Agreement and/or detailed in quotations for products which will be governed by this Agreement, including, but not limited to, charges for board level assembly, in-circuit test, functional testing, system level assembly, system level test, enclosures, interconnect, packaging and/or shipping from a FITI plant of manufacture.

1.4.	“Approved Supplier List” or “ASL” will mean NANOX’s approved supplier list, as NANOX may amend from time to time and advise FITI in writing.

1.5.
“Bill of Material” or “BOM” means the parts, components and other materials detailed in this Agreement, and/or detailed in quotations for products which will be governed by this Agreement and as it may be modified pursuant to Section 6.9.

1.6.
“Confidential Information” means trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, materials, data, specifications, drawings, processes, results, and formulae and all other confidential business, technical and financial information of the parties, including without limitation, the Specifications and the Product components delivered to FITI by NANOX.

1.7.	“Credit Note” means a written commitment by FITI to deduct a payable amount from a future invoice.

1.8.	“Days” will mean calendar days unless otherwise noted.

1.9.	“Quarter” will mean calendar quarters unless otherwise noted.

1.10.	“Deliverable(s)” means any Product, System or Service delivered, or to be delivered, by FITI under this Agreement and any applicable Purchase Order.

1.11.
“Documentation” means all Bill of Material, assembly documentation, test procedures, ASL, test procedures, printed circuit board (“PCB”)fabrication documentation, written instructions, manuals, descriptions, and any other documents (a) related to the Deliverables, and (b) necessary for FITI to support NANOX’s business requirements (such as provisioning, testing, operating and troubleshooting) in connection with the Deliverables and (c) detailed, comprehensive, and prepared in conformance with generally accepted industry standards of professional care, skill, diligence and competence

1.12.	“Economic Order Quantity” means the minimum quantity specified by a supplier to obtain advantageous pricing for individual parts, components and other materials listed in the Bill of Material.

1.13.	“End-User” means a customer of one or more services or products offered by NANOX or a NANOX Affiliate.

1.14.	“Engineering Change Order” means any change initiated by NANOX to the Product or its design, manufacturing or content.

1.15.	“Excess Materials” means parts, components and other materials listed in the Bill of Material are not anticipated to be consumed, based on Purchase Orders of Deliverables issued by NANOX.

1.16.	“Forecast” means a non-binding monthly Product projection and reference of capacity preparation for FITI as described in Section 3.1 of this Agreement.

1.17.
“Intellectual Property” means mean all rights in, arising out of, or associated with the Products in any jurisdiction, including without limitation, documentation, processes and procedures developed or acquired by NANOX or FITI, as the case may be, for the manufacture of Products, including without limitation, product binders, process documentation, photographs, custom tooling, fixtures, production line setup, line layouts, process improvements, fixture designs, or other designs, drawings, plans, reports, patterns, charts, graphs, operation sheets, practices, inventions, computer software (including source code and object code), flow charts, manuals, functional descriptions, operating data and other similar data and information, and including any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, industrial designs and any other intellectual property and related applications for any of the foregoing.

1.18.
“Inventory” means all parts, components, work in progress, finished Products and other materials that are specifically required for the manufacture of Products and purchased and/or manufactured by FITI on behalf of NANOX.

1.19.	“Minimum Order Quantity” or “MOQ” means the minimum order quantity available from suppliers for parts, components and other materials listed in the Bill of Material.

1.20.
“Non-Cancelable, Non-returnable Materials” means parts, components and other materials listed in the Bill of Material for which suppliers, manufacturers, or distributors have limited or restricted the purchasers’ rights, including rights of return, rescheduling and cancellation.

1.21.
“Obsolete Materials” means parts, components and other materials listed in the Bill of Material or deleted from a Bill of Material, which as of a particular date have zero demand and/or are anticipated to have zero demand within six (6) months thereafter, based on the current Forecast in effect as of such particular date, and which are not associated with Products currently manufactured by FITI.

1.22.	“Orders” are orders for Products or Services set out in by one Party in Quotations, Purchase Orders or Statement of Work, as applicable, which have been agreed to by the other Party.

1.23.	“Product(s)” means NANOX’s products manufactured by FITI hereunder.

1.24.	“Product Technology” has the meaning given in Section 18.3.

1.25.
“Property” means any parts, components and other materials, tooling, fixtures, or test equipment (i) provided by NANOX to FITI, or (ii) purchased by FITI on NANOX’s behalf in connection with the manufacture or assembly of the Product by FITI, provided that NANOX has paid to FITI all amounts owing in respect thereof.

1.26.	“Purchase Order & Release” means a written authorization by NANOX to FITI authorizing the shipment of Products.

1.27.	“Purchase Commitment” means a written commitment by NANOX to purchase Products and authorization for FITI to ship and invoice Products. Purchase Commitment will be Purchase Orders.

1.28.	“Quality Agreement” means a separate agreement executed between FITI and NANOX describing the policies, practices, and procedures used for manufacture of the Product.

1.29.	“Quality Documents” means all documents, certificates, test results, specifications, and other information as required under the terms of the Quality Agreement.

1.30.	“Quarantine Products” has the meaning given in Section 26.3.

1.31.
“Services” means the provision by FITI of all required parts, components and other materials as listed in the Bill of Material together with all assembly services including but not limited to board level assembly, in-circuit and functional testing, packaging and/or shipping of finished Product.

1.32.	“Shipment Notification” means written notification that Product associated with a Purchase Order is completed and ready for shipment, including all required Quality Documents.

1.33.
“Specifications” means, with respect to each Product, the Bill of Material, schematics, assembly drawings, process documentation, test specifications, current revision number and NANOX’s Approved Supplier List as provided in writing by NANOX to FITI for such Product, and any written revisions thereof provided by NANOX to FITI.

1.34.	“Statement of Work” or “SOW” means documents that provide project specific terms and conditions attached to the Agreement.

1.35.	“Term” has the meaning given in Section 2.4.

2.	SCOPE

2.1.	CONSTRUCTION.

This Agreement sets forth the terms that apply to any Purchase Order or Statement of Work NANOX may issue to FITI for Deliverables and establishes various business processes and responsibilities of the Parties during the term of the Agreement. Each Purchase Order or Statement of Work is subject to and specifically incorporates the provisions of this Agreement. Statements of Work may also incorporate additional terms and conditions. Pre-printed terms and conditions that may be attached to Purchase Orders or a Quote will not apply. Each Statement of Work or Purchase Order along with this Agreement once accepted in writing by both Parties is deemed an “Agreement” as that term is used in this Agreement and is an independent obligation of the Parties. Multiple Purchase Orders or multiple Statements of Work (“Multiple Agreements”) are permitted under this Agreement.

2.2.	QUOTES.

•
Upon notification by NANOX to FITI of NANOX’s intention to have FITI manufacture the Deliverables and provide the Services described in this Agreement, FITI will provide a Quote for the Deliverables as requested by NANOX. Prices provided in Quotes will be valid for at least thirty (30) days from the date of the quotation.

•
Apart from minimum 1000 systems per year, this agreement neither authorizes FITI to provide, nor commits NANOX to order, any Deliverables. NANOX makes no commitment to purchase whatsoever, whether in terms of dollar volume, amount, type of Deliverables or otherwise by its execution of this Agreement. NANOX’s issuance of a Purchase Commitment will constitute NANOX’s agreement to pay for Deliverables and any other costs, as established in this Agreement or Statement of Work (“SOW”) which result from FITI providing Deliverables to NANOX and FITI’s agreement to provide the Deliverables, in each case in accordance with this Agreement and the applicable Purchase Order or SOW, as agreed to in writing by the Parties.

2.3.	ORDER OF PRECEDENCE

To the extent there are any conflicts among the provisions of this Agreement and other documents applicable to any Deliverables, such conflicting provisions will prevail in the following order of precedence:

i.	This Agreement;
ii.	Statement of Work;
iii.	Specifications;
iv.	Orders

2.4.	TERM OF AGREEMENT

The Term of this Agreement will be three (3) years from the Effective Date unless terminated earlier pursuant to the provisions of Section 19.0 hereof. The Term of this Agreement will be renewed thereafter for successive terms of one (1) year. unless and until either party notifies the other in writing of its intention not to renew with ninety (90) days prior notice.

2.5.	MANUFACTURING SERVICES AND PRODUCTS TO BE PROVIDED

Pursuant to the terms and conditions of this Agreement, FITI will manufacture, package, distribute, and ship to NANOX or its designee, and NANOX will purchase and receive from FITI, the Products. Appendix A may be modified from time to time to add additional Products and Services NANOX covered by this Agreement. Purchase Orders issued by NANOX to FITI for Products and Services per FITI Quotation will be interpreted under this Agreement as a modification to Appendix A, adding the Product and/or Service to the list of Products and/or Services which FITI provides NANOX.

FITI hereby represents and warrants to NANOX that the Products will, at the time of delivery to End-Users, have been manufactured to the Specifications in accordance with the Quality Agreement (as defined below) and the quality standards described in this Agreement.

2.6.	AFFILIATE TRANSACTIONS

Any NANOX Affiliate, subject to reasonable credit approvals, may issue a Purchase Order or Statement of Work under this Agreement and NANOX hereby consents to such issuances of Purchase Orders or Statements of Work under this Agreement by its Affiliates and agrees to be responsible to FITI for the obligations of all such NANOX Affiliates. FITI is obligated to provide the Deliverables to the NANOX Affiliate in accordance with this Agreement and the applicable Purchase Order or Statement of Work, as the case maybe.

2.7.	HEADINGS

The section and paragraph headings contained in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

3.	FORECAST AND ORDER PROCEDURE

3.1.
On an annual basis commencing 30 days following initial manufacturing of the first 4 units and at the Pt day of each month thereafter during the Term, NANOX will provide FITI with a rolling Forecast of its estimated monthly requirements of Products covering a minimum of the next twelve (12) months of demand. It is agreed that NANOX will order and FITI will manufacture and supply at least 1,000 units of the Product in each 12 month period during the Term.

3.2.
FITI will use the Forecast to prepare the supply chain to cover the material lead times and the FITI Manufacturing Lead times. NANOX places orders on the supply chain to secure material delivery, these items will be managed as Excess Materials pursuant to Section 14.

3.3.
FITI will acknowledge receipt of Orders as soon as reasonably practicable and notify NANOX of acceptance or non-acceptance of Orders within Seven (7) days of receipt for orders with supporting forecast and that have been placed with requested delivery dates set at lead time or greater. Upon acceptance and acknowledgement of NANOX’s Purchase Orders by FITI, FITI will be obligated to manufacture and deliver to NANOX, and in accordance with Section 11, NANOX will be firmly and irrevocably obligated to buy from FITI the Products set forth in the Purchase Orders. FITI may not unreasonably reject an Order that complies with the terms of this Agreement.

3.4.
FITI will use its commercially reasonable efforts to accept unplanned Orders or an increase in the quantity to be delivered relative to an Order, subject to NANOX’s agreement to pay any related out-of-pocket costs and charges incurred by FITI to meet NANOX’s Order requirements, provided such charges are agreed to in writing in advance by NANOX.

3.5.
Orders will incorporate by reference, the terms and conditions of this Agreement. This Agreement will supersede the terms and conditions of such Orders and exclude any pre-printed terms and conditions found on NANOX’s Orders, which will be deemed deleted. Orders will describe in more detail the required Product and/or Service to be rendered by FITI and will include: Part No., description and Price per unit of Product; the quantities ordered; Product revision details and such other information as the parties may agree is required. Orders may be issued in writing, by mail or facsimile, or by electronic means as agreed to by the parties.

4.	WORKFLOWS

4.1.	FITI and NANOX may engage under two different workflows:

•	Products with supporting Forecast
•	Products without supporting Forecast

4.2.	Products with Forecast

•
Lead time on Products with supporting Forecast will be as shown in Appendix A. NANOX will convert Forecast to Purchase Orders with requested delivery dates set at lead time or greater. FITI will confirm delivery dates for Purchase Orders placed at lead time and with supporting Forecast.

•
For Purchase Orders that are placed inside lead time, FITI will review the request and advise NANOX within five (5) business days outlining what commitments can be made to the request inside lead time, what effect, if any, the expedited delivery may have to previously committed Purchase Orders, and any out-of-pocket costs and expenses that will need to be paid, including, freight, overtime and the like, to expedite deliveries.

4.3.	Products without Forecast

•	Lead time on Products without supporting forecast are listed in Appendix B. NANOX will place Purchase Order’s to their requirements at this leadtime.

•	FITI will confirm delivery dates for Purchase Orders placed at these lead times.

•
For Purchase Orders that are placed inside lead time, FITI will review the request and advise NANOX within five (5) business days outlining what commitments can be made to the request inside lead time, what effect, if any, the expedited delivery may have to previously committed Purchase Orders, and any premium that will need to be paid, including, freight, overtime and the like, to expedite deliveries.

5.	PRICES, TAXES AND PAYMENT

5.1.
Prices for the Products are set forth in Appendix C. Pricing under this Agreement may be modified only if expressly agreed to in writing by the Parties. Appendix C may be modified from time to time to add or delete Products and adjust Prices as agreed to by both Parties. In the event there is a change in market conditions or pricing from suppliers in connection with any parts, components or other materials to be purchased by FITI, then either Party may request an amendment to the quoted Price by giving written notice to the other Party detailing the specific reasons and for the requested Price change. The Parties agree to review all Product Pricing each Quarter to agree any changes to material purchase costs and labor times and adjust pricing accordingly.

5.2.
Prices include all taxes except such sales and use taxes which FITI is required by law to collect from NANOX and except VAT. Such VAT and taxes, if any, will be payable in addition to the prices set forth on Appendix C. Where FITI is required by law to collect and/or account for such VAT and taxes (See Appendix E) from NANOX, such VAT and taxes will be separately stated in FITI’s invoice and will be paid by NANOX to FITI unless NANOX provides an exemption to FITI and, in the case of VAT, subject to FITI providing a valid VAT invoice to NANOX in the form and manner required by law from the Country of Origin to allow NANOX to recover such VAT (to the extent NANOX allowed to do so by law).

Except where NANOX is required by applicable law to account for any VAT to the applicable governmental authority:

FITI will be solely responsible for the timely payment of all such VAT and taxes to the applicable governmental authority; and

FITI will pay (without reimbursement by NANOX), and will hold NANOX harmless against, any penalties, interest or additional VAT or taxes that may be levied or assessed as a result of the failure or delay of FITI to pay any such VAT and taxes, except to the extent that such failure or delay of FITI is caused by a failure or delay of NANOX to pay such VAT and taxes to FITI (in which case NANOX will reimburse FITI for any related penalties, interest or additional VAT or taxes). Notwithstanding the foregoing in this 5.2, NANOX will be responsible for the payment of all duties, tariffs, VAT, taxes and other charges payable on the exportation or importation of the Products. Without limiting any of FITI’s obligations hereunder, FITI will cooperate with and assist NANOX in all aspects of the shipment, exportation, importation and delivery process in order to ensure the expeditious delivery of the Product to the designated delivery point, including assisting in obtaining any documents that may be required, provided that NANOX will reimburse FITI for its out-of-pocket costs and expenses incurred in connection therewith as FITI may invoice to NANOX in writing, which invoices will be payable of net thirty (30) days following the date thereof.

5.3.	Purchase of Products and Services by NANOX will not make NANOX liable for any Income, Employment or other business Taxes that are a result of FITI’s business operations.

5.4.	Product pricing is based on economic manufacturing lot sizes as established by FITI in the quotations.

5.5.	The terms of payment by NANOX will be as shown in Appendix F.

Should NANOX fail to fulfill its payment obligations the parties agree that FITI’s rights will include its right to “suspend shipment” upon providing either a notice of breach or a demand for adequate assurances for payment. Notwithstanding the foregoing, prior to FITI stopping shipments under this Section, the parties will escalate to their respective senior management, in an effort to reach a good faith, amicable resolution of the issue.

5.6.
Each invoice issued by FITI to NANOX will include, without limitation: (a) FITI’s name and remit address, (b) invoice number, (c) invoice date, (d) the name of NANOX’ contact, (e) the NANOX division or business unit and cost center or the NANOX Purchase Order number, (f) description of the Products or Services being ordered, (g) the date shipment was made, and (h) the shipping point of origin and destination. The line items on the invoice must match the line items on the Purchase Commitment or Purchase Order, including the Price and description. All invoices, except amounts disputed in good faith will be paid per the terms of this Agreement. FITI will invoice NANOX for Deliverables (a) in the case of Products, when shipped to NANOX, or (b) in the case of Services, in accordance with the terms established in FITI Quotations for Services accepted by NANOX.

5.7.
NANOX will provide documents and information reasonably requested by FITI for purposes of evaluating creditworthiness including, but not limited to, credit applications and audited financial statements. Any decision to extend or maintain credit will be at FITI’s reasonable discretion.

5.8.
In the event that any Engineering Change Order or change to the Bill of Material results in an increase or decrease in the price of, or time required for, the performance of any aspect of the Services, the parties will negotiate, in good faith and without unreasonable delay, an appropriate adjustment to the contract pricing and/or delivery schedule to reflect such changes. NANOX will be responsible for all costs related to obsolescence and additional set-up costs relating to any Product changes requested by NANOX. FITI will use reasonable commercial efforts to minimize such costs.

5.9.
FITI’s quoted Assembly Charges are based on NANOX providing Purchase Orders, Releases and/or Forecast in accordance with this Agreement and at appropriate lead times. Quoted Assembly Charges are based on standard deliveries of parts, components and other materials available to the electronics industry. In the event that certain parts, components or other materials are on allocation or in the event that additional costs are incurred in order to procure parts, components or other materials to meet Purchase Orders, Releases and/or Forecasts and/or changes in NANOX’s Purchase Orders, Releases and/or Forecasts that are beyond the agreed upon allowable variance in scheduling referred then such additional costs will be invoiced to NANOX. In addition, NANOX will be responsible for any additional direct costs resulting from Engineering Change Orders, replacement of suppliers by NANOX or special transportation of Products requested by NANOX, including without limitation, all applicable freight charges, duties, taxes and brokerage fees.

5.10.
Any Excess Materials or Obsolete Materials subject to purchase or prepayment by NANOX will, at NANOX’s request, be sold by FITI to NANOX at raw material purchase cost plus any additional direct costs such as handling costs and SG&A.

5.11.
When a NANOX approved changes are planned and implemented, FITI is obligated to comply with requirements from NANOX, and NANOX will be responsible for the increased direct costs due to NANOX’s approved changes.

5.12.
NANOX, itself or through a third party reputable representative (subject to customary confidentiality and non-disclosure undertakings) may examine or audit all relevant books, records and files maintained by FITI and its affiliates with respect to this Agreement (“Audit”). Any Audit shall be performed subject to prior written notice to the audited Party, during business hours and in a manner least disruptive to the business of the audited party. The auditing party may have the Audit or investigations performed relating to FITI and its affiliates’ costs, billing and payment practices or activities regarding this Agreement to ensure compliance with this Agreement. Should NANOX discover a material non-compliance by FITI with respect to the billing or payment practices or activities under this Agreement, then, without derogating from the NANOX’s other rights or remedies at law or according to this Agreement, such material non-compliance if not remedied within 30 days of written notice to FITI, it shall be considered a material breach of the Agreement entitling NANOX to terminate this Agreement.

6.	MATERIALS

6.1.
NANOX hereby authorizes FITI, and FITI will be entitled to, order Materials in accordance with the Approved Supplier List, supplier purchase prices, lead-times, Minimum Order Quantity, Economic Order Quantity, cancellation terms and standard packaging sizes as necessary to support Orders. Each Quarter the Parties will agree, for all Materials, the Approved Supplier List, supplier purchase prices, Minimum Order Quantity, Economic Order Quantity, standard packaging sizes, supplier cancellation terms and lead-times.

6.2.
Where NANOX so directs, FITI will procure Materials in accordance with NANOX’s Approved Supplier List. To use other suppliers of Materials, FITI must obtain NANOX’s prior written consent, which consent will normally be provided within thirty (30) days and, in any event, will not be unreasonably withheld or delayed.

6.3.
In the event of any inconsistency between the terms and conditions of this Agreement and NANOX negotiated terms and conditions with suppliers for NANOX controlled components, then to the extent of any such inconsistencies, FITI will be relieved of any liability to NANOX with respect to NANOX controlled components.

6.4.
For NANOX controlled Materials, NANOX will use its commercially reasonable efforts to require its suppliers to provide inbound hubs for the benefit of FITI and NANOX. FITI will only be required to purchase Materials from such inbound bonded hubs consistent with NANOX’s immediate requirements for the manufacture of Products in accordance with Orders placed by NANOX and accepted by FITI.

6.5.
When requested by NANOX and upon receipt of a NANOX Order, FITI will purchase lifetime buys of Materials that exceed the Forecast horizon. Upon receipt of the Materials, FITI will invoice NANOX for such Materials. Payment will be due to FITI, without offset or deduction and refer payment term of all material orders refer to Appendix F. Every month during the Term of this Agreement, FITI will identify and notify NANOX of all present or potential market Obsolete Materials known to FITI and present NANOX a recommended course of action.

6.6.	Where NANOX directs FITI to buy Materials from contracts that are negotiated by NANOX, FITI will have primary responsibility for directing the suppliers to perform in accordance with these contracts.

6.7.	When available, and if requested by NANOX, FITI agrees to purchase Materials from NANOX to support Orders. Pricing for such Materials will be as per the current agreed purchase price.

6.8.	All requests for additions or deletions to the NANOX supplied ASL will be submitted in writing to NANOX along with sufficient justification to enable NANOX to approve or deny the request.

6.9.
NANOX may from time to time issue Engineering Change Orders and make changes to the Bill of Material as a result of Engineering Change Orders, the introduction of new designs or the obsolescence of prior designs. FITI will use reasonable commercial efforts to accommodate such changes. Refer to 5.8, NANOX and FITI will mutually agree on the time-line for implementation of Engineering Change Orders.

7.	DELIVERY AND RISK

7.1.	Except as agreed otherwise, all Products sold to NANOX are delivered EXW (INCOTERMS 2010).

7.2.
FITI will arrange transportation and specify carrier and transportation instructions on NANOX’s behalf and at NANOX’s cost. FITI will furnish such paperwork and information as NANOX may reasonably request with respect to shipments.

7.3.
Risk of loss and damage will pass from FITI to NANOX upon delivery by FITI, pursuant to Section 7.1 above, except that FITI will remain responsible for damage or losses caused by packaging without either following NANOX’s specification or getting NANOX approval.

7.4.	All Products will be packed by FITI in secure packaging consistent with industry best practices or otherwise as may be agreed to by NANOX.

7.5.	NANOX is responsible for obtaining:

•
Any government or regulatory approvals relating to the marketing, sale or use of products from the destination or specified port or locations and maintaining compliance with all applicable laws and regulations including customs clearance in any jurisdiction to or from which Products are shipped or in or from which the Products are marketed, distributed or sold.

7.6.
FITI will ship Products to the location specified in the applicable Purchase Order or Statement of Work using the method of shipping specified therein. FITI will select the carrier and insurance consistent with industry best practices using FITI’s reasonable commercial efforts.

7.7.
All shipments will include shipping documentation which includes, without limitation, the following information: (a) a certificate of compliance, (b) a Purchase Order number, and (c) any other special purchase or shipping instructions as required by NANOX

8.	FLEXIBILITY AND RESCHEDULING

8.1.	Upon NANOX’s request, FITI will use its commercially reasonable efforts to:

•	accept unplanned Orders, or,
•	accelerate delivery dates of existing Orders, or,
•	accept increases in quantities on existing Orders;

8.2.	Subject to NANOX agreeing to meet any increased direct costs incurred by FITI as a result of such activity, allowable variance for Purchase Orders:

Prior to original promised Shipment date	Cancellation	Max Reschedule
Last 30 days	No	0 days
31 to 90 days	No	30 days
> 90 days	No	Nolimit

FITI will use its commercially reasonable efforts to mitigate the costs of Excess material caused by any such delay or rescheduling. Any Excess or Obsolete Material created as a result of such delay or rescheduling will be dealt with in accordance with Sections 13 & 14.

FITI will invoice NANOX based on the original promised shipment dates, regardless of the variance for Purchase Orders.

Subject to NANOX agreeing to meet any additional storage costs incurred by FITI as a result of any such delay or rescheduling.

9.	OWNERSHIP OF PROPERTY

9.1.
The parties acknowledge and agree that the Property is owned by NANOX and will not be disposed of in any way without NANOX’s prior written authorization and written consent. FITI agrees to act in a commercially reasonable and prudent manner in its handling and storage of Property so as to minimize any loss or damage thereto. FITI further agrees to segregate the Property from other materials in FITI’s possession and ensure that at all times the Property is clearly identified as being the property of NANOX. The parties acknowledge and agree that the Property that is furnished by NANOX to FITI will be independently insured by NANOX, and that FITI will bear the risk of loss of all other Property until delivered to NANOX in accordance with the terms of Section 7.1 above as well as any costs incurred by NANOX to any Property provided by it to FITI or its subcontractors that is not covered by insurance due to an act or omission of FITI or its subcontractors.

9.2.
From time to time during the Term, NANOX may agree in writing to pay for the reasonable cost of tooling, test fixtures and other equipment that is required by FITI for the manufacture of Products or Components, including new, enhanced or advanced versions thereof and including for increased capacity, and that is only useful for such manufacture. Any such agreement will be binding only if memorialized in a writing signed by an authorized representative of NANOX and subject to terms and conditions of this Agreement. All such tooling, test fixtures and other equipment will be the property of NANOX and will be deemed Loaned Equipment. FITI will provide NANOX with detailed quote and cost breakdowns for any such tooling, test fixtures and other equipment prior to NANOX signing any such agreement authorizing FITI to incur such costs.

9.3.
NANOX will retain ownership of all Loaned Equipment (if any), including all repairs thereto and replacements thereof and NANOX should bear all costs and expense of such equipment, including but not limited to shipping, insurance, maintenance, etc.. FITI will not remove or obscure any labels indicating NANOX’ ownership of the Loaned Equipment. FITI may use the Loaned Equipment only for making Products for NANOX and its Affiliates and will preserve the Loaned Equipment in the same manner as it preserves its own equipment. Upon notice to FITI, NANOX may terminate the loan of any Loaned Equipment that is no longer needed for use by FITI for making Products. All Loaned Equipment will be returned to NANOX upon termination of this Agreement.

9.4.
NANOX or its designated representative will have the right upon reasonable notice and at reasonable times during business hours, to inspect the premises of FITI and observe the facilities and process and procedures employed by FITI for the manufacture of the Products for the purposes of ensuring that the requirements of this Agreement, including, without limitation, Section 9.1 above, are being complied with by FITI.

9.5.
In the event it will be necessary to develop special tooling, fixtures and similar items for the manufacture of the Products, FITI will so inform NANOX and the parties will agree on the final design for such tooling, etc. FITI will provide a quotation with separate line item details and pricing for development of such tooling, etc. and the parties will negotiate in good faith final pricing and the method of payment, whether under a separate Purchase Order or as a cost element to be added to the unit price of Products and such agreement will be binding only if memorialized in a writing signed by an authorized representative of NANOX. The tooling, etc. will be treated as new Property to be delivered to NANOX upon request, provided payment for the tooling, etc. has been made.

10.	FINANCIAL, TECHNICAL INFORMATION AND ASSISTANCE

10.1.
NANOX and FITI agree to provide the requesting party with relevant details concerning current financial information upon request, provided that parties will not make such a request more than once per calendar quarter. Parties agree to use this information for the sole purpose of an on-going financial review of the operations of the party. Such information will be treated as Confidential Information for the purposes of this Agreement.

10.2.
Subject to restrictions imposed under FITI’s contractual obligations with third parties FITI will provide NANOX with reasonable access to costed Bill of Material for each active Product covered by this Agreement or the applicable SOW.

10.3.
The parties agree to mutually advise each other from time to time, without charge, with respect to all technical information relating to the Product that will be useful for the manufacture of the Product.

10.4.
FITI will develop and provide to NANOX, upon written request, a business interruption recovery plan that includes emergency backup capacity and appropriate record protection and recovery. Business interruption recovery plan to be provided to NANOX will be in writing within ten (10) days upon such request.

11.	CANCELLATION

11.1.	If NANOX cancels an Order (or any part thereof),then:

a)
in the case of prototypes, pilot, pre-production, work-in-process (which FITI will be entitled to complete and deliver to NANOX) or finished Products, NANOX will pay to FITI the full costs incurred by FITI plus mark-up of _% for such Order (or any part thereof) so cancelled.

b)
NANOX will pay for all costs associated with any Obsolete Inventory and/or Excess Inventory that arises as a result of the cancellation of such Order (or any part thereof), in accordance with Sections 12, 13 and 14 of this Agreement.

11.2.
If any Order (or part thereof) is cancelled due to a termination of this Agreement (other than due to a breach by FITI), NANOX may direct FITI to cease its manufacturing operations in respect of Products affected by such termination. In the event of such termination, NANOX will pay to FITI all relevant amounts specified in Section 20.

11.3.
FITI will use its commercially reasonable efforts to attempt to mitigate the costs described above on behalf of NANOX, including, without limitation, canceling outstanding orders for Materials, selling the Materials to a third party (with NANOX’s agreement), returning Materials to the Supplier, and using the Materials at FITI sites for other customers where feasible. All costs of Obsolete or Excess Materials and related handling charges will be addressed in accordance with Sections 12, 13 and 14.

12.	EXCESS AND/OR OBSOLETE MATERIAL

12.1.
Inventory held by or placed on order with suppliers by FITI on behalf of NANOX to meet the Product demand contained in Purchase Orders that are defined as NANOX specific materials or Non-Cancelable, Non-Returnable Materials and are subject to Minimum Purchase quantities or Economic Order Quantity requirements, will be NANOX’s responsibility in the event of cancellation of Purchase Orders; any new released Purchase Order; any changes in Purchase Orders; demand delays or reschedules; any Engineering Change Orders; introduction of new designs; obsolescence of prior designs; changes in the Bill of Materials; end of life of a Product variation; long been stored without using in any circumstance, and / or termination of this Agreement, which results in inventory becoming Excess Materials and/or Obsolete Materials Such inventory will be dispositioned in accordance with Sections 13 and 14.

13.	RESOLUTION OF OBSOLETE MATERIALS

13.1.	Parties agree to address Obsolete Materials on an occurrence basis in accordance with the following terms:

•	FITI will provide NANOX with a report of an occurrence. The report will provide a detailed listing of Obsolete Materials with supporting details which explain the generation of the Obsolete Materials.
•
FITI will provide NANOX with a written Obsolete Materials Claim. The Claim will include detail by Part Number including, but not limited to, price, quantity claimed, current inventory, current on-order and explanation as to the reason for the claim.

•
FITI has provided the report in accordance with this Section, NANOX and FITI will complete a review and reconciliation of FITI’s Obsolete Materials Claim within 45 working days after receipt of the claim.

•
NANOX will issue to FITI within 45 working days after NANOX and FITI complete the review and reconciliation, a Purchase Order for agreed Obsolete Materials. NANOX will instruct FITI as to how material is to be disposition upon purchase by NANOX.

•
If requested by NANOX, FITI will store NANOX purchased Obsolete Materials in a system segregated customer owned raw material (“CORM”) location until such time as NANOX consumes material in support of Purchase Orders for applicable Excess Materials and Obsolete Materials or NANOX instructs FITI to dispose of same. Should there be no movement of any quantity of a part number within twelve (12) months then NANOX will be responsible for the movement and disposition of such part numbers from FITI. NANOX is responsible for any cost (for example, but not limited to costs of scraping, duties, taxes, shipping, packing, order cancelling and crating) result from disposing or extending of storage NANOX Consignment Materials at FITI.

•
FITI will provide NANOX on a monthly basis, a detailed listing of NANOX CORM inventory and a detailed listing of FITI use of NANOX inventory in support of manufacturing of items per NANOX Purchase Orders.

•
FITI agrees to consume any NANOX consigned Materials held in CORM inventory prior to the purchasing by FITI of any additional materials. Each month FITI will issue a Credit Note with both NANOX and FITI approved and signed to NANOX accounts receivable balance in the amount equal to the value of the NANOX CORM inventory FITI consumed.

•
FITI will exercise all commercially reasonable efforts to mitigate Obsolete Materials prior to NANOX’s purchase of same. Where appropriate, FITI will work to cancel and reschedule orders with existing suppliers in order to better facilitate the consumption of the inventory or material and re-distribute, where feasible, such materials for consumption within FITI. NANOX agrees to participate in mitigating any rescheduling and cancellation costs. Where one hundred percent of the component costs cannot be retrieved from the suppliers, FITI will obtain NANOX prior approval before selling the material.

13.2.	Resolution of these items will be dealt with in the quarterly management review meeting.

14.	RESOLUTION OF EXCESS MATERIALS

14.1.	Parties agree to address Excess Materials on a occurrence basis in accordance with the following terms:

•	FITI will provide NANOX with a report of an occurrence. The report will provide a detailed listing of Excess Materials with supporting details which explain the generation of the Excess Materials.
•
FITI will provide NANOX with a written Excess Materials Claim. The Claim will include detail by Part No. including, but not limited to, price, quantity claimed, current inventory, current on-order and explanation as to the reason for the claim.

•
FITI has provided the report in accordance with this Section, NANOX and FITI will complete a review and reconciliation of FITI’s Excess Materials Claim within 5 working days after receipt of the claim.

•
NANOX will issue to FITI within 45 working days after NANOX and FITI complete the review and reconciliation, a Purchase Order for agreed Excess Materials. These Excess Materials purchased by NANOX will become as CORM at FITI’s management after necessary payment has been received by FITI from NANOX. NANOX will instruct FITI as to how material is to be disposition upon purchase by NANOX.

•
If requested by NANOX, FITI will store NANOX purchased Excess Materials in a system segregated customer owned raw material (“CORM”) location until such time as NANOX consumes material in support of Purchase Orders for applicable Excess Materials and Obsolete Materials or NANOX instructs FITI to dispose of same. Should there be no movement of any quantity of a part number within twelve (12) months then NANOX will be responsible for the movement and disposition of such part numbers from FITI. NANOX is responsible for any cost (for example, but not limited to costs of scraping, duties, taxes, shipping, packing, order cancelling and crating) result from disposing or extending of storage NANOX Consignment Materials at FITI.

•
FITI will provide NANOX on a monthly basis, a detailed listing of NANOX CORM inventory and a detailed listing of FITI use of NANOX inventory in support of manufacturing of items per NANOX Purchase Orders.

•
FITI agrees to consume any NANOX consigned Materials held in CORM inventory prior to the purchasing by FITI of any additional materials. Each month, FITI will issue a Credit Note with both NANOX and FITI approved and signed to NANOX accounts receivable balance in the amount equal to the value of the NANOX CORM inventory FITI consumed.

•
FITI will exercise all commercially reasonable efforts to mitigate Excess Materials prior to NANOX’s purchase of same. Where appropriate, FITI will work to cancel and reschedule orders with existing suppliers in order to better facilitate the consumption of the inventory or material and re-distribute, where feasible, such materials for consumption within FITI. NANOX agrees to participate in mitigating any rescheduling and cancellation costs. Where one hundred percent of the component costs cannot be retrieved from the suppliers, FITI will obtain NANOX prior approval before selling the material.

14.2.	Resolution of these items will be dealt with in the quarterly management review meeting.

15.	LIMITED WARRANTY AND LIMITATIONS OF DAMAGES

15.1.
FITI warrants that the Products, parts, components and materials made by FITI will conform to NANOX’s applicable Specifications and will be free from defects in in material and workmanship, for a period of twelve (12) months from the date of acceptance by NANOX’s End-User, but no later than eighteen (18) months from the date of acceptance by NANOX such as sign-off of Device History Record. The date of acceptance by NANOX shall within 30 days for the first 10 units and 7 days from the 11th unit and on, after FITI delivery to NANOX. This warranty does not apply to (a) CORM, parts, components or other materials consigned or supplied by NANOX to FITI, (b) defects resulting from NANOX’s design of the Products, (c) Products used in violation of written procedures or instructions furnished by FITI, or (d) Products that have been abused, damaged, altered, misused or improperly installed, modified or repaired by any person or entity after title passes to NANOX. Notwithstanding anything else in this Agreement, FITI assumes no liability for or obligation related to the performance, accuracy, Specifications, failure to meet Specifications or defects of or due to tooling, designs or instructions produced or supplied by NANOX. Upon any failure of a Product to comply with the foregoing warranty, NANOX need to inform FITI within 14 days of event occurred and include FITI for all discussion and communication of root cause analysis, and if such analysis comes to a conclusion that events are due to FITI’s failure of warranty, FITI’s sole obligation, and NANOX’s sole remedy, is for FITI, at its option, to issue a Credit Note for such unit or to promptly repair or replace such unit and return it to NANOX freight pre-paid.

15.2.	FITI further represents, warrants and covenants to NANOX as follows:

•	The Services will be provided by FITI in a professional, workmanlike and timely manner.
•	FITI will provide assembly and testing in accordance with the Specifications.
•	FITI and its subsidiaries and affiliates will comply with all applicable laws and regulations from the Country of Origin in providing the Products and Services.
•
FITI and its subsidiaries and affiliates will comply with all applicable laws and regulations, including without limitation, applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws;

•	The parties will identify a standard Quality reporting method of Quality data and process response mechanisms which will be provided to NANOX on an ongoing basis.
•
All Products will be delivered to NANOX free and clear of any encumbrances and third party rights except such encumbrances and third party rights are due to FITI’s performance under NANOX’s instructions or requirements.

•
FITI has been granted or issued all permits required for the storage, handling, and disposal of all materials or hazardous waste used by FITI in the performance of this Agreement. FITI has implemented programs necessary to monitor and maintain all required licenses and permits and to prevent releases of the material to the environment. FITI’s employees will have been trained to properly, safely, and legally (in accordance with all applicable laws and regulations from the Country of Origin) handle hazardous material and wastes. FITI will notify NANOX in writing, immediately upon discovery of any regulatory action taken or initiated against FITI, whether or not such action relates to or arises out of this Agreement, which may impact FITI’s ability to deliver the Products. Regulatory compliance and management of FITI’s facilities and processes is strictly the responsibility of FITI and NANOX has no express or implied responsibility for the same.

15.3.
UNDER NO CIRCUMSTANCES WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER ANY LEGAL OR EQUITABLE THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHER TORT, OR BREACH OF STATUTORY DUTY), FOR ANY SPECIAL, INCIDENTAL INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT IN ANY WAY (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOST PROFITS, LOSS OF USE, LOSS OF DATA, OR LOSS OF BUSINESS), REGARDLESS OF WHETHER SUCH OTHER PARTY OR ITS AFFILIATES WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.

15.4.
NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPTING, IN THE CASE OF NANOX, FOR AMOUNTS OWED BY NANOX OR NANOX AFFILLIATES TO FITI UNDER THIS AGREEMENT TO FITI FOR PURCHASES AND FOR AMOUNTS CALCULATED PURSUANT TO THE INVENTORY PROTECTION CLAUSES, AND EXCEPTING, IN THE CASE OF BOTH PARTIES, ANY INTELLECTUCAL PROPERTY INFRINGEMENT CLAIM OR ANY BREACH BY EITHER PARTY OF ANY CONFIDENTIALITY PROVISION OF THIS AGREEMENT, EACH PARTY’S ENTIRE LIABILITY AND RESPONSIBILITY IN RESPECT OF ANY CLAIMS, DEMANDS, ACTIONS, LOSSES, DAMAGES, COSTS OR EXPENSE ARISING FROM OR RELATED TO THIS AGREEMENT, OR THE DEVELOPMENT, DELIVERY, PROVISION, USE OR PERFORMANCE OF THE SERVICES OR PRODUCTS PROVIDED UNDER THIS AGREEMENT, WILL BE LIMITED IN THE AGGREGATE TO DIRECT DAMAGES NOT EXCEEDING THE AMOUNT PAID BY NANOX TO FITI FOR PRODUCTS AND/OR SERVICES IN THE TWELVE (12) MONTHS PRECEDING THE EVENT WHICH GAVE RISE TO THE CLAIM. THE PROVISIONS OF THIS SECTION WILL APPLY IN RESPECT OF ANY CLAIMS, DEMANDS, ACTIONS, LOSSES, DAMAGES, COSTS OR EXPENSE OF THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHER SUCH RIGHTS, BREACH OF A FUNDAMENTAL TERM, FUNDAMENTAL BREACH OR OTHERWISE.

15.5.
IT IS UNDERSTOOD BY AND BETWEEN THE PARTIES THAT THERE ARE NO REPRESENTATIONS, WARRANTIES OR CONDITIONS IN THIS AGREEMENT OTHER THAN THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, AND THE PARTIES HEREBY EXPRESSLY WAIVE ALL OTHER REPRESENTATIONS, WARRANTIES, CONDITIONS AND REMEDIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHERS ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

16.	INDEMNIFICATION

16.1.
For those suppliers not on the ASL, FITI will use commercially reasonable efforts to procure from suppliers of parts, components and other materials used in the Products, indemnity protection extending to NANOX, including the defense of actions and payment of all claims, costs, damages, judgments and reasonable legal fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, industrial designs, proprietary rights and processes or other such rights with respect to all parts, components and other materials procured by FITI under this Agreement.

16.2.
In the event that FITI is unable to secure the indemnity contemplated under Section 16.1, for any part, component or other material, FITI will notify NANOX and allow NANOX to participate in discussions with the supplier in question with regard to securing such indemnification. If the indemnification is still not available after this process, NANOX may then approve the part, component or other material without indemnification or ask that FITI source the part, component or other material elsewhere. NANOX will be responsible for any change in price of the part, component or other material in question.

16.3.
FITI’s General Third-Party Indemnity. In addition to and without limiting NANOX’s rights available under statute or common law, FITI agrees to indemnify, defend and hold harmless NANOX, NANOX Affiliates and their respective directors, officers, agents, and employees, against any and all losses including without limitation claims, damages, losses, liabilities, costs, expenses and reasonable attorneys’ fees and legal costs which arise out of or relate to FITI’s failure to comply with any applicable local, state, federal, and foreign laws and regulations in the performance of FITI’s obligations under this Agreement, in each case, in the jurisdiction where FITI performs its obligations under this Agreement.

16.4.
NANOX’s General Third-Party Indemnity. In addition to and without limiting FITI’s rights available under statute or common law, NANOX agrees to indemnify, defend and hold harmless FITI, FITI Affiliates and their respective directors, officers, agents, and employees, against any and all losses including without limitation claims, damages, losses, liabilities, costs, expenses and reasonable attorneys’ fees and legal costs which arise out of or relate to NANOX’s failure to comply with any applicable local, state, federal, and foreign laws and regulations in the performance of NANOX’s obligations under this Agreement, in each case, in the jurisdiction where NANOX performs its obligations under this Agreement.

16.5.
Indemnification by FITI. FITI will defend, indemnify and hold harmless NANOX and its Affiliates, and their respective directors, officers, agents and employees, (“NANOX Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions or expenses (including, without limitation, reasonable attorneys’ fees and other reasonable expenses of litigation) (a) awarded by a court or arbitral tribunal of final resort or in final settlement and based on a claim of a third party, including any employee, contractor or agent of FITI or its Affiliates, or (b) otherwise suffered by any NANOX Indemnitee, arising in case (a) or (b) from (i) disclosure or use of any Confidential Information of NANOX or its Affiliates by or through FITI or its Affiliates (including their employees and subcontractors) in breach the confidentiality requirements of this agreement; (ii) FITI’s material breach of this Agreement or any representation or warranty made by FITI to NANOX or its Affiliates under this Agreement; (iii) any injury or death of any person occurring on the premises of FITI or at such other location where FITI performs any its obligations under this Agreement; (iv) FITI’s supply of Products not meeting the Specifications due to FITI’s failure to perform in strict compliance with the terms of this Agreement; (v) a claim that FITI’s manufacturing processes of any Product infringes upon, misappropriates or violates any Intellectual Property Rights of a third party, or (vi) grossly negligent or reckless act or omission or misconduct on the part of FITI or its Affiliates.

16.6.
Indemnification by NANOX. NANOX will defend, indemnify and hold harmless FITI and its Affiliates, and their respective directors, officers and employees, (“FITI Indemnitees”) from and against any and all liabilities, damages, settlements, claims, actions or expenses (including, without limitation, reasonable attorneys’ fees and other reasonable expenses of litigation) (a) awarded by a court or arbitral tribunal of final resort or in final settlement and based on a claim of a third party, including any employee, contractor or agent of NANOX or its Affiliates, or (b) otherwise suffered by any FITI Indemnitee, arising in case (a) or (b) from: (i) product liability resulting from either NANOX advertising of any Product or defects in design with respect to Specifications developed by NANOX or its Affiliates; (ii) disclosure or use of any Confidential Information of FITI or its Affiliates by or through NANOX or its Affiliates (including their employees, contractors and agents) in breach of Section 11; (iii) any injury or death of any person occurring on the premises of NANOX or at such other location where NANOX performs any its obligations under this Agreement; (iv) NANOX’s material breach of this Agreement or any representation or warranty made by NANOX to FITI or its Affiliates under this Agreement; (v) an allegation that any Product or the manufacture, import, service, support, distribution, use or sale thereof infringes upon, misappropriates or violates any Intellectual Property rights of a third party with respect to any Specifications developed by NANOX or its Affiliates to the extent that such Specifications are the subject of the claim of infringement; or (vi) grossly negligent or reckless act or omission or misconduct on the part of NANOX or its Affiliates.

16.7.
In order to benefit from the indemnification provisions set forth above each party must promptly notify the other in writing of any claims related to such indemnification claims and no such claims will be settled without the other party’s prior written consent, which consent shall not be unreasonably delayed, withheld or denied.

17.	ASSIGNMENT

Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed.

18.	PROTECTION OF INTERESTS

18.1.
FITI will, during the term of this Agreement and for a period of seven years thereafter, keep in confidence all of the Confidential Information received by it. FITI will not use the Confidential Information other than as may be expressly permitted under the terms of this Agreement or by a separate written agreement signed by NANOX. FITI will take reasonable steps to prevent unauthorized disclosure or use of the Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. FITI will not disclose the Confidential Information to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement.

18.2.
NANOX will, during the term of this Agreement and for a period of seven years thereafter, keep in confidence all of the Confidential Information received by it. NANOX will not use the Confidential Information other than as may be expressly permitted under the terms of this Agreement or by a separate written agreement signed by FITI. NANOX will take reasonable steps to prevent unauthorized disclosure or use of the Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. NANOX will not disclose the Confidential Information to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement.

18.3.
Confidential Information will not include any information that: (a) becomes publicly known without fault or breach on the part of FITI; (b) NANOX provides to others without restriction on disclosure; (c) FITI obtains from a third party without breach of a nondisclosure obligation and without restriction on disclosure; (d) is already known to FITI prior to its disclosure by NANOX or (e) must be disclosed by FITI by statutory or regulatory provision, or court order, provided, however, that FITI provides notice thereof to NANOX together with the statutory or regulatory provision or court order on which such disclosure is based, as soon as practicable prior to such disclosure.

18.4.
FITI recognizes and agrees that the Products may incorporate certain Confidential Information which is proprietary to NANOX, including, without limitation, software source and object codes (“Product Technology”). All Product Technology is and will remain the property of NANOX For each Product, subject to the terms and conditions of this Agreement, NANOX grants FITI a non-exclusive, royalty-free license to use the Specifications and the Product Technology solely to manufacture the Products and otherwise perform its obligations hereunder.

18.5.
All Intellectual Property owned by the respective party will remain the sole property of such party.  It is clarified and agreed that all Intellectual Property rights in and to the Products and the underlying technology is and shall belong to NANOX and its licensors or designees and FITI shall not acquire any rights thereto except IP rights FITI develops for manufacture and assembly. During the Term of this Agreement and at all times thereafter, the parties will keep in confidence all of the Intellectual Property received by it. Neither party will use, replicate, distribute, share or disclose to any person or entity the Intellectual Property, other than as may be expressly permitted by a separate written agreement signed by the other party. The parties will each take reasonable steps to prevent unauthorized disclosure or use of the Intellectual Property and to prevent such Intellectual Property from falling into the public domain or into the possession of unauthorized persons.

18.6.
FITI agrees not to undertake process changes, design changes or process step discontinuance that could alter, or cause alteration of, any Specifications, without prior written authorization from NANOX. NANOX agrees to respond to FITI’s request for process or design changes within thirty (30) days of receipt of a detailed request from FITI with all relevant information.

19.	RIGHT TO TERMINATE

19.1.
In the event that either party is in material breach of any of its obligations under this Agreement, then the other party may give written notice of such breach to the defaulting party and request remedy of such breach. If the party in breach fails to remedy such breach within ninety (90) days after the date of notice, or some other reasonable period of time as may be mutually agreed to by the parties, then this Agreement may be terminated immediately by written notice of termination given by the complaining party.

19.2.
Notwithstanding the provisions contained in Section 19.1, either party may terminate this Agreement by written notice to take effect immediately upon receipt thereof by the other party in the event that the party receiving notice has become bankrupt or insolvent or has made a general assignment for the benefit of creditors, or a receiver is appointed for its business or a voluntary or involuntary petition of bankruptcy is filed, or proceedings for the reorganization of the party are instituted, or either party has attempted to assign any part of the rights granted to it under this Agreement without prior written consent of the other.

20.	EFFECT OF TERMINATION

20.1.	Upon termination of this Agreement:

a)
NANOX will within thirty (30) days thereafter pay to FITI all monies due and owing pursuant to this Agreement, including without limitation, any remaining payments in accordance with this Agreement for Inventory, Property, work in process and finished Products then being held by FITI upon delivery of such items to NANOX if NANOX so requests.

b)
At the option of NANOX, and provided that NANOX has made the payments required under Section 20.1(a) and is otherwise not in material breach of this Agreement, FITI will continue to provide the Services and manufacture the Products as contemplated under this Agreement for such term as may be agreed upon by the parties, except that payment to FITI for Products and Services will be on such consignment or value- added basis as may be agreed upon by the parties.

c)	Promptly after the later of the termination of this Agreement and the termination of the ongoing arrangement referred to in Section 20.1(b):

•	The parties will facilitate the transfer of all Property then being held by FITI to NANOX including all documentation relating thereto, provided that NANOX has paid to FITI all amounts due and owing.

•	FITI will return all original design drawings, copies of drawings, Specifications, written descriptions, and other recorded technical information furnished to FITI by NANOX pursuant to this Agreement;

•
FITI will make available for purchase or license by NANOX any Intellectual Property specifically developed by FITI for use in production of the Products, upon terms to be agreed upon by the parties; provided that, such Intellectual Properties are deemed specifically developed by FITI for use in production of the Products and FITI shall notify NANOX promptly after development of such Intellectual Property; and

•	each party will cease to use the documentation and information provided to it by the other party pursuant to the provisions of this Agreement.

20.2.
The termination or expiration of this Agreement for any reason will not release any party hereto of any liability which at the time of termination or expiration had already accrued to the other party in respect to any act or omission prior thereto.

20.3.
The following Sections will survive the expiration or termination for any reason of this Agreement:  9.1, 15.3, 15.4, 16.4, 16.5, 18.1, 18.2, 18.3, 18.4, 18.5, 20.1, 23.1, 24.1, and 24.10, together with any payment obligations arising prior to such expiry or termination.

21.	FORCE MAJEURE

21.1.
None of the parties will be liable for any failure or omission in the performance of any provision of this Agreement, if failure is caused by or will arise directly or indirectly, from acts of God, government orders, legislation, or regulations, embargoes, fire, storm, floods, strikes, wars, acts of terrorism or riots. FITI will, however, give prompt notice to NANOX in the event of the occurrence of any of the above contingencies that FITI expects will delay the delivery of the Services or any part thereof in a timely manner. Any notice from FITI will include its estimate as to the expected period of delay. Upon receipt of such notice or upon NANOX becoming aware of the occurrence of any of the above contingencies which NANOX reasonably expects will delay the delivery of the Services or any part thereof, NANOX will be free to obtain some or all of the Services without delay and without penalty that are expected to be the subject of delay from other suppliers during such period notwithstanding its obligations under this Agreement. In such circumstances, FITI will co-operate with NANOX and any new suppliers to achieve a smooth, effective and expeditious transition and FITI will deliver any Property as directed by NANOX during the period of delay. FITI will be entitled to give notice to NANOX following resolution of any outstanding difficulties resulting from any such contingency in respect of which it has given notice, or that NANOX became aware of, that FITI is then in a position to provide the affected Services in a timely manner in accordance with the provisions of this Agreement. In any event, NANOX I will then deal with FITI in connection with the provision of the affected Services commencing on the 30th day following receipt of such notice from FITI.

22.	DISPUTE RESOLUTION; ARBITRATION

22.1.
Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), will be submitted for negotiation and resolution to the Chief Operating Officer of NANOX (or to such other person of equivalent or superior position designated by NANOX in a written notice to FITI) and the [Director of Fabrication and Service Business Group] of FITI (or to such other person of equivalent or superior position designated by FITI in a written notice to NANOX), by delivery of written notice (each, a “Dispute Notice”) from either of the parties to the other party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within ninety (90) days after delivery of the applicable Dispute Notice, either party demand binding arbitration in accordance with the provisions Sections 22.2 and 22.3 below. This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein. The arbitrator shall apply the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution.

22.2.
Arbitration Procedure. If the parties are unable to resolve a Dispute following the process outlined in Section 22.1 above, then any party may demand arbitration by sending written notice to the other party. The arbitration and the selection of the arbitrator(s) will be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement within thirty (30) days after arbitration is demanded, under the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution (the “Rules”) as such Rules may be modified by this Agreement. If the parties are unable to agree upon a single arbitrator within thirty (30) days following the date arbitration is demanded a single arbitrator will be appointed according to the Rules. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents. Responses or objections to a document request shall be served twenty (20) days after receipt of the request. The arbitrator shall resolve any discovery disputes. The arbitration shall take place in Zurich, Switzerland.

22.3.
Awards. The arbitrator shall only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and the arbitrator shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration shall be of each party’s individual claims only, and no claim of any other party shall be subject to arbitration in such proceeding. The decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction. The costs and expenses of the arbitration, but not the costs and expenses of the parties, shall be shared equally by the parties; provided that if the arbitrato determines that one party prevailed in the proceeding, then the other party shall bear the entire cost and expense of the arbitration. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator(s) shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

22.4.
Exceptions. Nothing in this Section 22.4 will prohibit or hinder NANOX and FITI from bringing an action for injunctive or other preliminary relief in any jurisdiction to enforce its rights under this Agreement,

23.	NOTICE

23.1.
Any notice required or permitted to be given for the purposes of this Agreement will be in writing and will be sufficiently given if personally delivered to an officer of the party, notice is being given to or sent by facsimile, courier or registered letter, postage prepaid and:

•	if to FITI, addressed to it at:

FoxSemicon Integrated Technology, Inc.

16, Ke-Jung Rd., Hsinchu Science Park, Chunan, Miaoli, Taiwan 350.

Attn: General Manager

•	if to NANOX, addressed to it at:

NANO-X Imaging Ltd.

Communications Center, Nave Ilan, Israel.

Attn: Chief Executive Officer

and such notice will be deemed to have been given on the day it was personally delivered or sent by facsimile or on the fifth business day after mailing; provided, however, if at after the time of mailing of any such notice and prior to delivery, normal postal service is interrupted through strikes or other similar irregularities then such notice will be deemed to have been received on the fifth business day following the resumption of normal mail service. Any party may from time to time change its address for the purpose of receipt of any such notices by giving written notice of such change to the other party in the manner described.

24.	GENERAL PROVISIONS

24.1.	Nothing contained in this Agreement will constitute a joint venture or partnership between the parties hereto or empower a party to bind the other.

24.2.	Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

24.3.
The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

24.4.	Each party will from time to time promptly execute and deliver all further documents and take all further action reasonably necessary to give effect to the provisions of this Agreement.

24.5.
This Agreement will be governed by and construed in accordance with the laws of Zurich, Switzerland. It is agreed and understood that any Purchase Order or other document related to the Services issued by NANOX to FITI during the term of this Agreement will be subject to and governed by the terms of this Agreement.

24.6.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal. No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each party to this Agreement.

24.7.	This Agreement ensures to the benefit of and binds the parties and their respective successors and permitted assigns.

24.8.	If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

•	the legality, validity or enforceability of the remaining provisions of this Agreement; or
•	the legality, validity or enforceability of that provision in any other jurisdiction.

24.9.	Amounts to be paid or calculated under this Agreement are to be paid or calculated in currency of the United States of America.

24.10.
No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

25.	RELATIONSHIP TERMS

25.1.
Project Managers. Each party will appoint a single project manager. The Project Managers will act as liaisons between the parties with respect to the performance of this Agreement. Either party may replace its project manager effective on notice to the other party.

25.2.	Regular Meetings. The parties will establish a schedule of regular meetings at mutually agreed to timing to track progress, performance and action itemclosure.

25.3.	Quarterly Business Review Meetings. NANOX and FITI will hold quarterly business review meetings that include the project teams as well as the senior management of both parties. Agenda to Include:

•	Review of previous QBR (Quarterly Business Review) minutes /Actions
•	NANOX corporate update
•	FITI corporate update
•	Highlights of the last quarter’s engagement
•	Assessment of FITI performance
•	FITI feedback to NANOX
•	Review of current business issues
•	Focus items for the following quarter and continuous improvement initiatives.

25.4.
NANOX Technical Assistance. NANOX will make available to FITI, as requested by FITI, reasonable technical assistance with respect to that Product or Component. All such will be provided at no charge except as otherwise agreed in writing by the parties.

25.5.
FITI Technical Support. From time to time during the Term, FITI will make available to NANOX, as requested by NANOX, reasonable ongoing sustaining engineering support and resources for possible new Products and Components and possible enhancements to or advanced versions of Products and Components, including without limitation assistance in the preparation of engineering change controls. All such assistance will be provided at no charge except as otherwise agreed in writing by the parties.

26.	QUALITY AND RMA PROCESSES

26.1.
Concurrently herewith, the parties are entering into that certain Quality Agreement (the “Quality Agreement”) that outlines the set of manufacturing standards applicable to FITI in connection with the Contract Manufacturing Services provided by FITI to NANOX hereunder. In addition to meeting all of the requirements outlined in the Quality Agreement, FITI’s Quality Management System (“QMS”) will be compliant to the requirements of ISO 13485 unless otherwise specified in a Purchase Order and agreed in writing between the Parties.

26.2.	The QMS will include, at a minimum, standard operating procedures covering the following areas;

•	Purchasing Control
•	Supplier Controls
•	Production & Process Control
•	Inspection, Measurement & Test Equipment
•	ESD (Electrostatic Discharge, Ref. 26.4)
•	Manufacturing Process Validation
•	Acceptance Activities
•	Non-Conforming Product
•	Corrective & Preventative Action
•	Labeling & Packaging Control
•	Handling, Storage, Distribution & Installation
•	Records
•	Servicing
•	Annual Product Review

26.3.
Products which do not pass normal testing are referred to as “Quarantine Products”. During the normal manufacturing process, it is possible that Products produced in accordance with all Specifications will not pass Product testing. FITI will use commercially reasonable efforts to repair and/or rework the Product. In the event it is unfeasible to repair the Product to a shippable state and the Quarantine Products are not caused as a result of FITI non-conformance to Specifications, then FITI will invoice NANOX after a period of forty-five (45) days for the Product.

26.4.
FITI will protect all material against corrosion, contamination, deterioration, damage or other spoilage during handling, transit, and storage. FITI will establish an Electrostatic Discharge (“ESD”) Control program to protect sensitive items during manufacturing, testing, inspection, packaging, transportation, shipping, rework, repair and failure analysis.

26.5.
FITI will mark each Product (i.e. component, field replaceable unit, etc.) with a unique serial number, as requested by NANOX, traceable to its production records including test and inspection results, as applicable. FITI will maintain serial number records for each Product for a period of five (5) years past the Product’s shipment date. Unique serial numbers must be linked to appropriate test, inspection and repair information, as applicable.

26.6.
Upon request by NANOX for a return authorization for credit, refund, repair, or replacement of Product, regardless of whether such Product is under warranty, FITI will, within five (5) days after receipt of request, either issue a return authorization or provide NANOX with written substantiation for the refusal to issue the return authorization within 48 hours of receipt of a request to return. The request of RMA may include but not limit to a preliminary defective analysis and any requested actions to parties, which NANOX shall follow the format of RMA request form, if available, provided by FITI. Unless otherwise provided in this Agreement, all returns of Product are at FITI’s expense if root cause analysis confirms that Products failure mode is due to FITI and covered under Warranty as established in this Agreement. If Product is found to be in compliance with Specifications, NANOX will be responsible of all shipping costs and any failure analysis costs incurred by FITI and will immediately pay to FITI any monies previously deducted.

27.	EPIDEMIC DEFECTS

27.1.
Defects found from the materials, products or components made or purchased by FITI in more than five (5) units delivered to NANOX or its designee during any one (1) year period, will be hereinafter defined as “Epidemic Defects.” FITI is responsible, at its sole cost and expense, for repair and replacement of the Epidemic Defects. Additionally, FITI will be responsible for logistics costs, including freight, of the failed products and will support NANOX with resources such as appropriate staging areas, rework and technical resources necessary for said repair and replacement. An Epidemic Defect will not, however, be deemed to occur if the affected Product was not tested by FITI before shipment at NANOX’s written direction. NANOX will provide FITI notice of the existence of an Epidemic Defect within six (6) months after it could have been established that an Epidemic Defect has occurred, failing which NANOX will be deemed to have waived its right to enforce this paragraph.

27.2.
Corrective Action Plan. FITI will provide a Corrective Action Plan (“CAP”) to NANOX within a time frame reasonably acceptable to NANOX if any one or more of the following events occur: (a) a Product’s annual failure rate exceeds five percent (5%); or (b) a Product provides no electrical pulse upon first connection or first use of Product(s), regardless of time lapse between receipt of Product(s), and connection/first use of Product(s); or (c) Epidemic Defect occurs as described in the subsection above. The CAP will address implementation and procedure milestones for remedying the problem. Once the CAP is approved by NANOX, FITI will use all commercially reasonable efforts to implement the CAP.

27.3.
Reimbursement by FITI. If FITI fails to repair, replace or refund defective materials, Products or components made or purchased by FITI, in accordance with the terms of this Section, any cost incurred by NANOX in supporting the Product(s) for NANOX to the level of the warranty support committed to by FITI hereunder (including costs for re-procurement of substitute product from a third party supplier at equivalent cost) may be deducted from amounts due FITI, or if no amounts are due, FITI will reimburse NANOX for all such costs within forty-five (45) days of receipt of NANOX’ invoice which NANOX may provide to FITI following the completion of any corrective action plan as contemplated by this Section.

28.	COMPLIANCE WITH ENVIRONMENTAL LAWS

FITI has been granted or issued all permits required for the storage, handling, and disposal of all materials or hazardous waste used by FITI in the performance of this Agreement. FITI has implemented programs necessary to monitor and maintain all required licenses and permits and to prevent releases of the material to the environment. FITI’s employees will have been trained to properly, safely, and legally (in accordance with all applicable local, state, and federal laws and regulations) handle hazardous material and wastes. FITI will notify NANOX in writing, immediately upon discovery of any regulatory action taken or initiated against FITI, whether or not such action relates to or arises out of this Agreement, which may impact FITI’s ability to deliver the Products. Regulatory compliance and management of FITI’s facilities and processes is strictly the responsibility of FITI and NANOX has no express or implied responsibility for the same.

As soon as FITI becomes aware of any non-compliance from any component manufacturers, FITI will identify in writing to NANOX any and all components and materials contained in the Products that, to FITI’s knowledge, may require recycling or other treatment under the governing laws and regulations.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the respective dates set out below.

FoxSemicon Integrated Technology, Inc. (Seal)

By:	/s/ Yangwei Liu
(Authorized Signing Officer)

Print Name:	Yangwei Liu

Job Title:

day of ,

NANO-X Imaging Ltd.

By:	/s/ Ran Poliakine
(Authorized Signing Officer)

Print Name: Ran Poliakine

Job Title: CEO

26 day of May, 2020

Appendix A — Products with Forecast

[This Appendix will be agreed by the Parties by 90 days prior to the first expected delivery date]

The lead time of NANOX with Forecast is [WW] weeks of manufacturing lead time. NANOX is included all of below products.

Product	Part Number

Appendix B — Products without Forecast

[This Appendix will be agreed by the Parties by 90 days prior to the first expected delivery date]

The lead time of NANOX without Forecast is [WW] weeks. NANOX is included all of below products.

Product	Part Number

Appendix C — Pricing

[This Appendix will be agreed by the Parties by 90 days prior to the first expected delivery date based on the agreed SOW and actual costs plus an agreed mark-up]

The table below details the allocation that will be used for each Quote. The BOM cost and labor hours for each Quote will be separately agreed between NANOX and FITI prior to issuance of each Purchase Order.

Pricing for any shipment quantity above or below that shown in the table below will be separately agreed between NANOX and FITI.

ALLOCATION ITEM	0/QTR (1)	1/QTR (2)	2/QTR (3)	3/QTR (4)	4/QTR (5)	5/QTR (6)	6/QTR (7)
MATERIAL OVERHEAD
Burden — FITI Internal (%)
Burden — Approved Suppliers (%)
Burden — NANOX Provided (%)

LABOR
Direct Labor— Rate ($)
Indirect Labor— Ratio (%)
Indirect Labor — Rate ($)

MARGIN
SG&A (%)
Profit (%)

Appendix D — Affiliates

The following is the agreed list of Affiliates;

For NANOX

Nanox Imaging, Inc. (Address: 1-5-1, Otemachi, Chiyoda-ku, Tokyo, Japan)

For FITI

•	FoxSemicon Integrated Technology (Shanghai) Inc.

•	FoxSemicon Integrated Technology (Kunshan) Inc.

Appendix E – China Tax Regulations

Materials under following conditions will be imposed with tax:

1.	Testing materials that are not for machine/equipment assembly and are applicable for general imports, will be subject to custom duties, VAT or anti-dumping duties (when required);

2.	Bonded imported materials with shortage, customer does not agree for replenishment, the amount of the shortfall will be subject to customs duties and VAT;

3.	Bonded imported materials with defects, customer does not agree with the return policy, the amount of the scrap will be subject to customs duties, VAT or anti-dumping duties;

4.	Bonded imported materials to be transferred to domestic sales, which are subject to customs duties and VAT;

5.
Bonded imported materials somehow being decided not to export to customers after the assembly of finished products, the materials of such will be subject to customs duties, VAT, and the interest of deferred tax.

6.	Bonded imported materials being damaged during the assembly process, are subject to customs duties, and VAT.

Appendix F — Payment Terms

For NANOX System Purchase Orders of the 1st to 4th systems made by FITI;

20% with Purchase Order

•	70% on Shipment Notification

•	10% within thirty (30) days after Shipment

For NANOX System Purchase Orders after/include the 5th system made by FITI;

•	20% with Purchase Order

•	60% on Shipment Notification

•	20% within thirty (30) days after Shipment

For all Purchase Orders;

•	30% with Purchase Order

•	60% when ready for delivery and approved and approved following testing by NANOX

•	10% within thirty (30) days after Shipment.